METHODE ELECTRONICS, INC. REPORTS FISCAL 2015 THIRD-QUARTER INCOME FROM OPERATIONS GROWTH OF 112 PERCENT

Earnings Per Share Increased 79 Percent Despite Higher Income Tax Rate

Chicago, IL - March 5, 2015 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2015 third quarter and nine months ended January 31, 2015.

Third-Quarter Fiscal 2015
Methode's third-quarter Fiscal 2015 net sales grew $16.2 million, or 8.5 percent, to $206.0 million from $189.8 million in the same quarter of Fiscal 2014.

Net income increased $12.5 million to $27.1 million, or $0.68 per share, in the third quarter of Fiscal 2015 from $14.6 million, or $0.38 per share, in the same period of Fiscal 2014.

Year over year, Fiscal 2015 third-quarter net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	increased manufacturing efficiencies due to higher Automotive and Power Products segment sales;

•	manufacturing improvements at the Company’s captive molding business (AMD);

•	increased production at the lower-cost Egyptian manufacturing operation;

•	lower compensation expense related to the long-term incentive plan of $1.8 million;

•	increased net foreign exchange gain of $0.6 million; and

•	lower legal fees of $0.2 million.

Year over year, Fiscal 2015 third-quarter net income was negatively affected by:

•	higher income tax expense of $6.7 million;

•	increased total salary and bonus expense of $1.0 million;

•	higher professional fees of $0.4 million; and

•	lower sales, decreased manufacturing efficiencies and higher development costs in the Interface segment.

Consolidated gross margins as a percentage of net sales improved to 27.3 percent in the Fiscal 2015 third quarter compared to 20.3 percent in the Fiscal 2014 period as a result of increased manufacturing efficiencies related to higher Automotive and Power Products segment sales primarily in North America

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

and Asia, increased Automotive segment production at the Company’s Egyptian manufacturing facility, increased manufacturing efficiencies at AMD and favorable raw material commodity pricing in the Power Products segment, partially offset by lower sales and increased development costs in the Interface segment.

Selling and administrative expenses as a percentage of net sales decreased to 10.4 percent for the Fiscal 2015 third quarter compared to 11.6 percent in the same period last year. Selling and administrative expenses decreased $0.6 million, or 2.7 percent, to $21.5 million in the Fiscal 2015 third quarter compared to $22.1 million in the prior-year third quarter due primarily to lower long-term incentive plan compensation expense and lower legal fees, partially offset by higher total salary and bonus expense and higher professional fees.

Income from operations increased $18.3 million, or 111.6 percent, to $34.7 million for the Fiscal 2015 third quarter, compared to $16.4 million in the prior-year period, due primarily to increased sales and manufacturing efficiencies as well as decreased selling and administrative expenses.

In the Fiscal 2015 third quarter, income tax expense increased $6.7 million to $8.1 million from $1.4 million in the Fiscal 2014 third quarter. In the Fiscal 2014 fourth quarter, the Company recorded a reversal of a valuation allowance against the deferred tax assets in the U.S. Due to the reversal, the Company recorded income tax expense in the U.S. during the Fiscal 2015 third quarter compared to no income tax expense recorded in the same period of Fiscal 2014. Due to the reversal, the Company’s effective tax rate increased to 23.0 percent in the Fiscal 2015 third quarter compared to 8.8 percent in the prior-year third quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 third quarter to the same period of Fiscal 2014,

•	Net sales increased 9.6 percent attributable to

•
a 28.1 percent sales improvement in North America due to higher volume of the General Motors' center console program, partially offset by lower volume for the Ford center console program and transmission lead frame assembly products; and

•	a 9.9 percent sales increase in Asia primarily driven by higher demand for interior lighting products, partially offset by lower demand for steering angle sensor products; partially offset by

•	an 18.4 percent sales decrease in Europe attributable mainly to currency rate fluctuations, as well as lower tooling sales and hidden switch product volume.

•
Gross margins as a percentage of sales improved to 26.3 percent from 19.2 percent due substantially to manufacturing efficiencies at AMD and as a result of the higher sales, as well as increased production at the Company’s lower-cost Egyptian manufacturing facility and favorable raw material commodity pricing.

•
Income from operations increased 69.5 percent due to higher sales, the resulting improved manufacturing efficiencies and lower legal expenses, partially offset by higher compensation and travel expenses.

Comparing the Interface segment's Fiscal 2015 third quarter to the same period of Fiscal 2014,

•	Net sales decreased 11.1 percent attributable to

•	a 29.6 percent sales decline in Asia due to lower radio remote control volume and the planned exit of a product line;

•	a 10.7 percent sales decrease in North America as a result of lower appliance demand, partially offset by stronger data solutions demand; and

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

•	a 4.9 percent sales decline in Europe attributable to lower radio remote control product volume, partially offset by higher data solutions product volume.

•	Gross margins as a percentage of sales declined to 23.6 percent from 25.8 percent due primarily to lower appliance sales and increased data solution product development costs.

•	Income from operations declined 36.7 percent due to lower sales and higher legal expenses, partially offset by lower commission expense.

Comparing the Power Products segment's Fiscal 2015 third quarter to the same period of Fiscal 2014,

•	Net sales improved 45.0 percent attributable to

•	a 46.5 percent sales improvement in North America driven by higher datacom product volume;

•	a 33.0 percent sales increase in Europe primarily as a result of higher Nissan Leaf busbar demand; and

•	a 32.7 percent sales increase in Asia due to higher datacom, busbar and cabling assembly product demand.

•
Gross margins as a percentage of sales increased to 40.2 percent from 21.1 percent due to increased sales and the corresponding manufacturing efficiencies as well as favorable raw material commodity pricing, primarily copper.

•	Income from operations improved 244.4 percent due to increased sales, manufacturing efficiencies and favorable raw material commodity pricing, partially offset by higher compensation expense.

Nine-Month Fiscal 2015
Methode's nine-month Fiscal 2015 net sales grew $105.9 million, or 19.3 percent, to $653.8 million from $547.9 million in the same period of Fiscal 2014.

Net income increased $26.5 million to $74.5 million, or $1.90 per share, in the first nine months of Fiscal 2015 from $48.0 million, or $1.26 per share, in the same period of Fiscal 2014.

Year over year, Fiscal 2015 nine-month net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	increased manufacturing efficiencies due to higher Automotive and Power Products segment sales;

•	manufacturing improvements at AMD;

•	increased production at the lower-cost Egyptian manufacturing operation;

•	reimbursement related to the cancellation of a program in the Automotive segment of $1.3 million; and

•	increased net foreign exchange gain of $1.0 million.

Year over year, Fiscal 2015 nine-month net income was negatively affected by:

•	higher income tax expense of $19.6 million;

•	increased total compensation expense of $3.5 million;

•	higher travel and other general expenses of $2.3 million;

•	increased legal expense of $1.8 million;

•	higher stock-based compensation of $0.9 million; and

•	lower sales, decreased manufacturing efficiencies and higher development costs in the Interface segment.

Consolidated gross margins as a percentage of sales improved to 25.5 percent in the Fiscal 2015 first nine months compared to 20.8 percent in the Fiscal 2014 period as a result of increased manufacturing efficiencies related to higher Automotive and Power Products segment sales primarily in North America and Asia, increased Automotive segment production at the Company’s Egyptian manufacturing facility,

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

and increased manufacturing efficiencies at AMD, partially offset by lower sales and increased development costs in the Interface segment.

Selling and administrative expenses as a percentage of net sales decreased to 10.6 percent for the Fiscal 2015 nine months compared to 11.1 percent in the same period last year. Selling and administrative expenses increased $8.5 million, or 14.0 percent, to $69.1 million in the Fiscal 2015 first nine months compared to $60.6 million in the prior-year period due primarily to higher total compensation, legal, travel and other general and stock-based compensation expenses.

Income from operations increased $44.4 million, or 83.3 percent, to $97.7 million for the Fiscal 2015 nine months, compared to $53.3 million in the prior-year period due primarily to increased sales volumes and manufacturing efficiencies, partially offset by increased selling and administrative expenses.

In the Fiscal 2015 nine months, income tax expense increased $19.6 million to $23.8 million from $4.2 million in the same period of Fiscal 2014. In the Fiscal 2014 fourth quarter, the Company recorded a reversal of a valuation allowance against the deferred tax assets in the U.S. Due to the reversal, the Company recorded income tax expense in the U.S. during the first nine months of Fiscal 2015, compared to no income tax expense recorded in the same period of Fiscal 2014. Due to the reversal, the Company’s effective tax rate increased to 24.2 percent in the Fiscal 2015 nine months compared to 8.0 percent in the same period of last year.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 first nine months to the same period of Fiscal 2014,

•	Net sales increased 29.2 percent attributable to

•
a 60.1 percent sales improvement in North America due primarily to higher General Motors' center console program volume, as well as to increased transmission lead frame assembly product volume and non-recurring price increases at AMD, partially offset by lower Ford center console program volume; and

•	a 9.8 percent sales increase in Asia primarily driven by higher transmission lead frame assembly demand, partially offset by lower steering angle sensor product demand; partially offset by

•	a 5.0 percent sales decrease in Europe mainly attributable to currency rate fluctuations, as well as lower tooling sales and lower hidden switch product volume.

•
Gross margins as a percentage of sales improved to 25.1 percent from 18.7 percent due substantially to manufacturing efficiencies at AMD and as a result of higher sales, primarily in North America and Asia, increased production at the Company’s lower-cost Egyptian manufacturing facility, reimbursement related to the cancellation of a program, non-recurring price increases at AMD and favorable raw material commodity pricing.

•
Income from operations increased 98.3 percent due to higher sales, the resulting improved manufacturing efficiencies and lower legal expenses, partially offset by higher salary, bonus, employee recruitment and travel expenses.

Comparing the Interface segment's Fiscal 2015 first nine months to the same period of Fiscal 2014,

•	Net sales decreased 6.7 percent attributable to

•	a 23.7 percent sales decline in Asia due to decreased radio remote control volume and the planned exit of a product line;

•	a 5.5 percent sales decrease in North America as a result of lower appliance demand, partially offset by higher data solution and radio remote control product demand; and

•	a 4.8 percent sales decline in Europe attributable to decreased radio remote control product volume.

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

•	Gross margins as a percentage of sales declined to 25.8 percent from 26.4 percent due primarily to lower appliance sales and increased development costs.

•	Income from operations declined 26.6 percent due to lower sales volumes, increased legal and compensation expenses, as well as higher development costs.

Comparing the Power Products segment's Fiscal 2015 first nine months to the same period of Fiscal 2014,

•	Net sales improved 18.8 percent attributable to

•	a 28.1 percent sales increase in North America driven by higher datacom, cabling assemblies and busbar products volume; and

•	a 21.0 percent sales improvement in Asia due to increased datacom, busbar and cabling products volume; partially offset by

•	a 15.1 percent sales decrease in Europe primarily as a result of lower bypass switch product demand.

•
Gross margins as a percentage of sales increased to 33.8 percent from 24.3 percent due to increased sales and the corresponding manufacturing efficiencies in North America and Asia, favorable sales mix in Europe and favorable raw material commodity pricing.

•	Income from operations improved 86.5 percent due to increased sales, manufacturing efficiencies and favorable raw material commodity pricing, partially offset by higher compensation expense.

Sale of Trace Laboratories
On February 3, 2015, Methode sold the assets of its Trace Laboratories businesses. The Company expects to record a pre-tax gain between $7.3 million and $7.6 million in its Fiscal 2015 fourth quarter. Trailing twelve-month revenues and pretax income at the end of the third quarter were $7.3 million and $1.3 million, respectively.

Guidance
Methode reaffirms Fiscal 2015 sales guidance in the range of $870 to $885 million, but increases its guidance for Fiscal 2015 income from operations to a range of $130 to $135 million and earnings per share to a range of $2.50 to $2.60, not including the gain on the sale of Trace Laboratories. The guidance ranges for Fiscal 2015 are based upon management's current expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2015;

•	effect of contractual price reductions in the Automotive segment;

•	sales mix within the markets served;

•	lower appliance sale expectations;

•	the uncertainty of the European economy;

•	increased development expense for the Company’s data and medical products;

•	the finished goods position of large customers;

•	impact of foreign exchange fluctuations;

•	the anticipated impact of, and costs associated with, litigation instituted against a former Hetronic distributor in Europe;

•	an effective tax rate in the mid 20 percent range, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards;

•	no future unusual or one-time items;

•	$10 to $15 million of Automotive tooling sales;

•	impairment of goodwill; and

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Third-quarter sales in our Automotive and Interface segments were in line with our expectations. However, our Power Products segment saw stronger than anticipated sales, which, coupled with favorable raw material pricing and lower than expected consolidated SG&A, drove consolidated income from operations growth of 112 percent over last year. Given these results, we have increased our overall profit outlook for this fiscal year.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through April 5, 2015, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13601992. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) ability to withstand price pressure; (5)

Methode Electronics, Inc. Reports Fiscal 2015 Third-Quarter Financial Results

timing, volume, quality and cost of new program launches; (6) dependence on our supply chain; (7) currency fluctuations; (8) dependence on the availability and price of raw materials; (9) customary risks related to conducting global operations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) ability to compete effectively; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

Net sales	$206.0	$189.8	$653.8	$547.9

Cost of products sold	149.8	151.3	487.0	434.0

Gross profit	56.2	38.5	166.8	113.9

Selling and administrative expenses	21.5	22.1	69.1	60.6

Income from operations	34.7	16.4	97.7	53.3

Interest (income)/expense, net	(0.2)	0.1	(0.4)	0.3
Other (income)/expense, net	(0.3)	0.3	(0.2)	0.8

Income before income taxes	35.2	16.0	98.3	52.2

Income tax expense	8.1	1.4	23.8	4.2

Net income	27.1	14.6	74.5	48.0

Less: Net income attributable to noncontrolling interest	—	—	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$27.1	$14.6	$74.5	$48.0

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.69	$0.38	$1.93	$1.27
Diluted	$0.68	$0.38	$1.90	$1.26
Cash dividends:
Common stock	$0.09	$0.07	$0.27	$0.21
Weighted average number of Common Shares outstanding:
Basic	38,791,210	38,051,772	38,644,413	37,780,506
Diluted	39,615,541	38,474,129	39,289,513	38,123,192

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	January 31, 2015	May 3, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$167.8	$116.4
Accounts receivable, net	145.2	173.0
Inventories:
Finished products	20.2	14.2
Work in process	14.3	12.0
Materials	49.4	45.4
	83.9	71.6
Deferred income taxes	5.8	8.7
Prepaid expenses and other current assets	12.4	12.0
TOTAL CURRENT ASSETS	415.1	381.7
PROPERTY, PLANT AND EQUIPMENT	310.8	323.6
Less allowances for depreciation	218.1	222.4
	92.7	101.2
GOODWILL	12.8	13.0
INTANGIBLE ASSETS, net	11.7	13.0
PRE-PRODUCTION COSTS	9.5	10.5
DEFERRED INCOME TAXES	25.4	40.0
OTHER ASSETS	20.4	16.1
	79.8	92.6
TOTAL ASSETS	$587.6	$575.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$74.3	$82.0
Other current liabilities	50.9	37.1
TOTAL CURRENT LIABILITIES	125.2	119.1
LONG-TERM DEBT	20.0	48.0
OTHER LIABILITIES	4.6	3.4
DEFERRED COMPENSATION	6.9	12.8
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,694,536 and 39,262,168 shares issued as of January 31, 2015 and May 3, 2014, respectively	19.8	19.6
Additional paid-in capital	96.9	89.8
Accumulated other comprehensive income	(7.9)	24.7
Treasury stock, 1,346,624 shares and 1,342,188 as of January 31, 2015 and May 3, 2014, respectively	(11.5)	(11.4)
Retained earnings	333.3	269.2
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	430.6	391.9
Noncontrolling interest	0.3	0.3
TOTAL EQUITY	430.9	392.2
TOTAL LIABILITIES AND EQUITY	$587.6	$575.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Nine Months Ended
	January 31, 2015	February 1, 2014
OPERATING ACTIVITIES
Net income	$74.5	$48.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	16.4	16.0
Amortization of intangibles	1.1	1.3
Amortization of stock awards and stock options	3.5	2.6
Changes in operating assets and liabilities	13.1	(18.8)
Other	—	0.3
NET CASH PROVIDED BY OPERATING ACTIVITIES	108.6	49.4

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12.8)	(23.5)
NET CASH USED IN INVESTING ACTIVITIES	(12.8)	(23.5)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	6.3	5.0
Cash dividends	(10.3)	(7.9)
Proceeds from borrowings	—	28.5
Repayment of borrowings	(28.0)	(22.0)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	(32.0)	3.6

Effect of foreign currency exchange rate changes on cash	(12.4)	1.5

INCREASE IN CASH AND CASH EQUIVALENTS	51.4	31.0
Cash and cash equivalents at beginning of period	116.4	65.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$167.8	$96.8